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                                                                   Exhibit 99.6

December 20, 2000

Havas Interactive, Inc.
19840 Pioneer Avenue
Torrance, CA 90503
Attention: Hubert Joly, Chief Executive Officer

Ladies and Gentlemen:

In connection with the evaluation or negotiation of a possible transaction between Uproar Inc. (the "Company") and you or an affiliated entity ("Havas"), whether by way of merger, a sale of assets or stock, or otherwise (a "Transaction"), each of us may make available to the other party information which is of a confidential or proprietary nature ("Confidential Information"). This letter, when signed on behalf of Havas, will serve to confirm our understanding and agreement with respect to the treatment of such Confidential Information and certain other matters set forth below.

For purposes of this letter, Confidential Information of a providing party shall include all information, regardless of the form in which it is communicated or maintained, of such party that contains or otherwise reflects information concerning such party that the receiving party or its Representatives (as defined below) may be provided with by or on behalf of the providing party in the course of evaluating a possible Transaction. Each party hereby agrees that, as an inducement to the other party to make its Confidential Information available, the receiving party will (i) not disclose Confidential Information of the other party to any person other than the receiving party's employees and representatives who need to know such Confidential Information in order to conduct an evaluation or negotiation of a Transaction and who have been advised of the confidential nature of such Confidential Information and instructed to adhere to the terms of this agreement ("Representatives"); (ii) hold, and instruct its Representatives to hold, the Confidential Information of the other party in confidence and trust, exercising a degree of care not less than the degree of care exercised by the receiving party to protect its own Confidential Information; (iii) not use, and instruct its Representatives not to use, the other party's Confidential Information for any purpose other than evaluating and negotiating a Transaction; and (iv) not disclose, and instruct its Representatives not to disclose, to any person other than its Representatives the fact that the other party has made its Confidential Information available to the receiving party or that the evaluation or negotiation of a Transaction is taking place.

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Uproar Inc.
December 20, 2000
Page 2

For the purposes hereof, "Confidential Information" shall not include (a) information which is or hereafter becomes public through no fault of the receiving party; (b) information which was known to the receiving party prior to disclosure by the other party, provided that the source of such information was not known by the receiving party or any of its Representatives, after reasonable investigation, to be bound by a confidentiality obligation to the other party with respect to such information; (c) information which the receiving party obtains from a source not bound by a confidentiality obligation to the other party; (d) information independently developed by the receiving party without reference to Confidential Information of the other party; and (e) information required to be disclosed by law, regulation, supervisory authority or other judicial or governmental order.

In the event that the receiving party or any of its Representatives is requested or required by law, regulation, supervisory authority or other judicial or governmental order to disclose any Confidential Information of the other party, the receiving party shall provide the other party with prompt written notice of such request or requirement so that the other party may seek an appropriate protective order or take such other action as it deems appropriate. If, absent the entry of a protective order, the receiving party is advised by its counsel that it is legally required to disclose
Confidential Information, the receiving party may disclose such portion of such Confidential Information as and only to the extent that, in the opinion of its counsel, the receiving party is compelled to disclose and shall cooperate with the other party's reasonable efforts to obtain assurance that confidential treatment will be accorded to the portion of such Confidential Information that is being disclosed. In any event, the receiving party shall not oppose action by the other party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information.

Until the earliest of (1) the execution by the parties of a definitive agreement regarding a Transaction, (2) an acquisition of the Company by a third party, or (3) two years from the date of this agreement, Havas shall not initiate or maintain contact (except for those contacts made in the ordinary course of business) with any officer, director or employee of the Company regarding the Company's business, operation, prospects or finances, except with the express permission of the Company. It is understood that the parties' financial advisors will arrange for all appropriate contacts for due diligence purposes in connection with a Transaction.

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Uproar Inc.
December 20, 2000
Page 3

During the period in which discussions are conducted pursuant hereto and for a period of one year thereafter, neither party shall, without the prior written consent of the other party, solicit the services of any employee of the other party (other than by way of generalized employment advertising undertaken in the ordinary course of business consistent with past practice) to whom the first party is directly or indirectly introduced or otherwise makes contact with as a result of the parties' consideration of a Transaction.

In consideration of the Company's furnishings its Confidential Information to Havas, Havas agrees that, without the prior written consent of the Board of Directors of the Company, for a period of two years from the date hereof, neither Havas nor any of its affiliates (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended), acting alone or as part of a "group" (as defined under the Securities Exchange Act of 1934, as amended), will (A) acquire or offer or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or securities convertible into voting securities of the Company, (B) propose to enter into, directly or indirectly, any merger or business combination involving the Company or any of its subsidiaries, (C) otherwise seek to influence or control, in any manner whatsoever (including by proxy solicitation or otherwise), the management or policies of the Company or (D) assist, advise or encourage (including by knowingly providing or arranging financing for that purpose) any other person in doing any of the foregoing. Each party hereby acknowledges that it is aware, and that it will advise its Representatives, that federal, state and foreign securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

All Confidential Information disclosed by either party shall be and shall remain the property of such party. Promptly after being so requested by the other party, each party shall return or destroy all documents and materials containing Confidential Information furnished to it by the other party.
Except to the extent that a party is advised by counsel that such destruction is prohibited by law, such party shall also destroy all written material, memoranda, notes, copies, excerpts and other writings or recordings whatsoever prepared by it or its Representatives containing or otherwise reflecting any Confidential Information of the other party. Any destruction of materials shall be confirmed in writing if requested by the other party. Any Confidential Information that is not returned or destroyed, including without limitation any oral Confidential


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Uproar Inc.
December 20, 2000
Page 4

Information, shall remain subject to the confidentiality obligations set forth in this agreement. Notwithstanding the foregoing, the financial advisor of each of the parties may keep for such financial advisor's files one copy of all written materials containing Confidential Information of the other party, such materials to be held subject to the confidentiality obligations set forth in this agreement.

It is understood and acknowledged that each party and its respective officers, directors and representatives is providing its Confidential Information to the other party without any representation or warranty, express or implied, as to the accuracy or completeness of such Confidential Information. The scope of any representations and warranties to be given by either party will be negotiated along with other terms and conditions in arriving at a mutually acceptable form of definitive agreement, should discussions between the parties progress to such a point.

Unless and until a definitive agreement regarding a Transaction between the parties has been executed by both parties, neither party will be under any legal obligation of any kind whatsoever with respect to a Transaction by virtue of this agreement except for the matters specifically agreed to herein. Each party reserves the right, in its sole discretion, to reject any and all proposals made by the other party or any of its Representatives with regard to a Transaction and to terminate discussions and negotiations at any time.

It is understood that (a) the Company shall be free to conduct any process with respect to a possible Transaction as the Company in its sole discretion shall determine (including, without limitation, be negotiating with any prospective party and entering into a definitive written agreement without prior notice to Havas or any other person), (b) any procedures relating to a possible Transaction may be changed at any time without notice to Havas or any other person, and (c) Havas shall not have any claim whatsoever against the Company, its financial advisors or any of their respective directors, officers, owners, affiliates, agents or representatives, arising out of or relating to any possible or actual Transaction except to the extent such claims are based upon the terms and conditions of a definitive written agreement between the parties with respect thereto.

Each party acknowledges that its or its Representatives' unauthorized use or disclosure of Confidential Information of the other party would cause the other party irreparable injury not adequately compensable by money damages alone, and that the other party shall therefore be entitled to equitable relief restraining such use or


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Uproar Inc.
December 20, 2000
Page 5

disclosure without the necessity of proving irreparable injury or the inadequacy of monetary damages and without the necessity of posting any bond or other security in connection therewith. Equitable relief shall not be deemed to be the exclusive remedy for breach of this agreement but shall be in addition to all other remedies available to a party at law or in equity.

This agreement shall be governed by the laws of the State of New York without regard to its principles regarding choice or conflict of laws. Any action brought in connection with this agreement shall be brought in the federal or state courts located in the City of New York, and the parties hereto hereby irrevocably consent to the jurisdiction of such courts. The parties' obligations under this agreement shall terminate two (2) years after the date hereof, except as otherwise expressly stated above.

This agreement may not be amended except in writing signed by both parties hereto. No failure or delay by either party in exercising any right hereunder and no partial exercise thereof shall operate as a waiver thereof or preclude any other or further exercise of any right hereunder. The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement, which shall remain in full force and effect. This agreement shall be binding upon the parties and their respective successors and assigns. This agreement may be executed in counterparts.

If the foregoing accurately reflects our agreement on this matter, please so indicate by returning to us a copy of this letter countersigned in the space provided below.

Very truly yours,

UPROAR INC.

By /s/ Kenneth D. Cron
   ------------------------------------
   Name: Kenneth D. Cron
   Title: Chairman of the Board and CEO


Accepted and agreed to as of
the date set forth above:


HAVAS INTERACTIVE, INC.


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Uproar Inc.
December 20, 2000
Page 6



By /s/ SCOTT B. TOLLEFSEN
   ----------------------
   Name: SCOTT B. TOLLEFSEN
   Title: SENIOR VICE PRESIDENT
          AND GENERAL COUNSEL